Exhibit 10.9
F21.088
DATED 14 July 2010
GRAND AFFECTION S.A.
GRAND AFFINITY S.A.
(as Borrowers)
- and —
DVB BANK SE
and others
(as Lenders)
- and -
DVB BANK SE
(as Agent)
- and -
DVB BANK SE
(as Security Agent)

SUPPLEMENTAL AGREEMENT
TO A SECURED LOAN FACILITY AGREEMENT
DATED 9 JULY 2010

STEPHENSON HARWOOD
Ariston Building
2 Filellinon Street & Akti Miaouli
Piraeus 185 36
Greece
Tel: +30 210 4295 160
Fax: +30 210 4295 166
Ref: F21.088

SUPPLEMENTAL AGREEMENT
Dated: 14 July 2010
BETWEEN:-
(1)	GRAND AFFECTION S.A. (“Affection”) and GRAND AFFINITY S.A. (“Affinity”), each a company incorporated under the laws of the Marshall Islands with its registered office at c/o The Trust Company of the Marshall Islands Inc., The Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands M.H. 96960; and (together the “Borrowers” and each a “Borrower”) jointly and severally; and

(2)	the banks listed in schedule 1 of the loan agreement, each acting through its office at the address indicated against its name in schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	DVB BANK SE, acting as agent, as underwriter and as arranger through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (in that capacity the “Agent”); and

(4)	DVB BANK SE, acting as security agent through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (in that capacity the “Security Agent”).
SUPPLEMENTAL TO a Secured Loan Facility Agreement dated 9 July 2010 (the “Loan Agreement”) made between (1) the Lenders, as lenders, (2) the Agent, acting as agent for the Lenders, (3) the Security Agent, acting as security agent for the Lenders and (4) the Borrowers, each of the Republic of the Marshall Islands, as joint and several borrowers, on the terms and subject to the conditions of which the Lenders have agreed to advance to the Borrowers, on a joint and several basis, an aggregate amount not exceeding forty eight million United States Dollars (US$48,000,000) (the “Loan”) in order to assist the Borrowers in pre-delivery and post-delivery finance of part of the aggregate Contract Price of the Vessels and to refinance certain Existing Indebtedness.

WHEREAS:-
(A)	The Borrowers have requested that the Corporate Guarantor and the Personal Guarantors be released from the Corporate Guarantee and the Personal Guarantees respectively and that the Agent agrees to accept the New Corporate Guarantor in its stead as a replacement corporate guarantor.

(B)	The Lenders, the Agent, Security Agent, the Borrowers, the Corporate Guarantor and the Personal Guarantors have agreed to amend the Loan Agreement on the terms and subject to the conditions contained in this Supplemental Agreement.
IT IS AGREED THAT:-
1	Interpretation
1.1	In this Supplemental Agreement the following words and expressions shall have the following meanings:-
1.1.1	“Additional Security Documents” means this Supplemental Agreement, the New Corporate Guarantee and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness.

1.1.2	“Bonds” means the senior, unsecured, unlisted and unrated convertible 7% notes.

1.1.3	“Bond Agent” means Marfin Egnatia Bank S.A. and/or any of its affiliates as agent for the bond holders in relation to the IBG Bond Issue.

1.1.4	“Effective Date” means the date on which the Agent confirms to the Borrowers in writing substantially in the form set out in Schedule 1 that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Agent shall be under no obligation to give if an Event of Default shall have occurred.

1.1.5	“IBG” means Investment Bank of Greece.

1.1.6	“IBG Bond Issue” means the issue by the New Corporate Guarantor of the one hundred and forty five million Dollars ($145,000,000) Bonds, initially purchased by Focus Maritime Corp. and IBG and having the Bond Agent as agent for the bond holders.

1.1.7	“New Corporate Guarantee” means the guarantee and indemnity of the New Corporate Guarantor in favour of the Security Agent in such form and containing such terms and conditions as the Security Agent shall require.

1.1.8	“New Corporate Guarantor” means Newlead Holdings Ltd. a company duly incorporated and existing under the laws of Bermuda and/or (where the context permits) any other person or company who shall at any time during the Facility Period give to the Security Agent a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

1.1.9	“Supplemental Agreement” means the agreement herein contained.
1.2	All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Supplemental Agreement as if it were set out in full.

1.3	All obligations, representations, warranties, covenants and undertakings of the Borrowers under or pursuant to this Supplemental Agreement shall, unless otherwise expressly provided, be entered into, made or given by them jointly and severally.
2	Conditions
2.1	Before Clause 4 of this Supplemental Agreement shall take effect, the Security shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:-
2.1.1	A certificate from a duly authorised officer of each of the Security Party confirming that none of the documents delivered to the Lender pursuant to Schedule 2, Part I and Schedule 2, Part II of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified.
2.1.2	A copy, certified by a director or the secretary of the Security Party in question as true, complete and accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, the Additional Security Documents.

2.1.3	The legalised power of attorney of each of the Security Parties under which the Additional Security Documents to which that Security Party is to be a party, are to be executed by that Security Party.

2.1.4	A certificate of good standing in respect of each Security Party.

2.1.5	The Additional Security Documents, together with all notices and other documents required by any of them, duly executed.

2.1.6	A letter from Holman Nominees Limited, Marlow House, Lloyds Avenue, London EC3N 3AL, England (tel.: + 44 (0) 20 7488 2300 / Fax: + 44 (0) 20 7481 0316) accepting their appointment by each of the Security Parties as agent for service of proceedings pursuant to this Supplemental Agreement.

2.1.7	If required by the Agent, confirmation satisfactory to the Lenders that all legal opinions required by the Lender will be given substantially in the form required by the Agent.

2.1.8	Evidence of the transfer of the ultimate beneficial ownership of the Vessels from the Corporate Guarantor to the New Corporate Guarantor to be provided by the Borrowers to the Agent.

2.1.9	Evidence acceptable to Lenders that funds being made available by the IBG Bond Issue can be used for equity installments for the Vessels.
2.2	If the Agent agrees to waive any conditions under Clause 2.1, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, which however, shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clause 2.1.

2.3	All documents and evidence delivered to the Agent pursuant to this Clause shall:-
2.3.1	be in form and substance acceptable to the Agent;

2.3.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent; and

2.3.3	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.
3	Representations and Warranties

Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrowers at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Supplemental Agreement.

4	Amendments to the Loan Agreement and the Security Documents

With effect from the Effective Date, the Loan Agreement and the Security Documents shall be read and construed as if:-
4.1	the definitions of “Corporate Guarantor” and “Corporate Guarantee” set out in Clause 1.1 of the Loan Agreement were deleted and replaced with the definitions of New Corporate Guarantor and New Corporate Guarantee respectively;

4.2	all references in the Loan Agreement and the Security Documents to “Corporate Guarantee” and “Corporate Guarantor” were references to the “New Corporate Guarantee” and “New Corporate Guarantor” respectively;

4.3	the definition of “Security Parties” set out in clause 1.1 of the Loan Agreement was amended to include the New Corporate Guarantor and exclude the Corporate Guarantor and the Personal Guarantors;

4.4	the definition of “Security Documents” set out in clause 1.1 of the Loan Agreement was amended to include the Additional Security Documents and exclude the Corporate Guarantee and the Personal Guarantees;

4.5	clause 12.2.1 of the Loan Agreement shall be deleted and replaced with the following:-
“12.2.1 The Borrower shall:
12.2.1.1	procure that the New Corporate Guarantor shall at all times during the Facility Period:
(a)	maintain an Equity Ratio of not less than:
(i)	from the Financial Quarter Day ending on 30 June 2012 until the Financial Quarter Day ending on 30 June 2013, 25%; and

(ii)	from the Financial Quarter Day ending on 30 June 2013 onwards, 30%;
(b)	maintain on a consolidated basis the Minimum Liquidity;

(c)	maintain on a consolidated basis on each Financial Quarter Day, Working Capital of not less than zero Dollars ($0);

(d)	maintain a ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter basis of not less than:

(i)	from the Financial Quarter Day ending on 30 June 2012 until the Financial Quarter Day ending on 30 June 2013, 2.00 to 1.00; and

(ii)	from the Financial Quarter Day ending on 30 June 2013 onwards, 2.50 to 1.00; and
(e)	maintain free Cash in an amount which is no less than five million Dollars ($5,000,000).
The financial covenants contained in this Clause 12.2.1.1 (a) — (d) shall be tested quarterly on the basis of the quarterly Financial Statements provided under Clause 12.1.1 and Clause 12.1.3 and shall be confirmed in the relevant Compliance Certificate and the financial covenants contained in this Clause 12.2.1.1 (e) shall be tested monthly by the provisions of bank statements in form and substance acceptable to the Agent.”;

12.2.1.2	procure that the New Corporate Guarantor as soon as possible, but in no event no later than twenty one (21) days after the end of each month in each financial year provide to the Agent a cash balance report showing (a) Minimum Liquidity, (b) detailed break down of unrestricted cash, restricted cash, unrestricted cash equivalents and restricted cash equivalents of the New Corporate Guarantor, (c) the unutilised funds under the IBG Bond Issue and (d) the unutilised overdraft limits and the identity of the banks that these relate to; and

12.2.1.3	maintain at any time following each Vessel’s delivery, the Minimum Liquidity Reserve (which is included in the total sum of the Minimum Liquidity and which is identifiable on a per Vessel basis in the relevant monthly bank statements) in respect of each Vessel and as soon as possible, but in no event later than twenty one (21) days after the end of each month in each financial year provide to the Agent a cash balance report showing each Borrower’s unrestricted Cash balances.

4.6	clause 12.1.3 of the Loan Agreement shall be deleted and replaced with the following:-

“12.1.3 Interim Financial Statements The Borrowers shall supply to the Agent and shall procure that the New Corporate Guarantor supplies to the Agent as soon as the same become available, but in any event within 90 days after the end of each financial quarter, each Borrower’s quarterly management accounts for that quarter and the New Corporate Guarantor’s quarterly interim Financial Statement for that quarter.”

4.7	clause 12.2.2 of the Loan Agreement shall be deleted and replaced with the following:-
“12.2.2	The expressions used in Clause 12.2.1 shall be construed in accordance with GAAP, and for the purposes of Clause 12.2.1:
“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;
“Cash” means free and available negotiable money, orders, cheques and bank balances and deposits but to exclude (a) any cash that is specifically blocked and charged and (b) cash standing to the credit of any blocked account and charged to the Agent pursuant to this Agreement;
“Cash Equivalent Investments” means at any time:

a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a bank or financial institution acceptable to the Agent;

b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; or

c)	any other debt security approved by the Agent; or

d)	amounts standing to the credit of the Retention Account,
in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance (other than one arising under the Security Documents);
“Current Assets” means, at any time in the respect of the Group, the aggregate of the cash and marketable securities, trade and other receivable from persons other than a member of the Group realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the most recent Financial Statements.
“Current Liabilities” means, at any time in respect of the Group, the amount of current liabilities of the Group on a consolidated basis which would be included as current liabilities in the consolidated balance sheet of the Group in accordance with GAAP drawn up at such time as stated in the most recent Financial Statements;
“EBITDA” on a consolidated basis of the Group means the Earnings before interest and taxes, depreciation and amortization;

“Equity Ratio” means Shareholders Equity as a percentage of Total Assets adjusted, in each case, for the difference between Fleet Market Value and Fleet Book Value;
“Finance Lease” means any lease under which a member of the Group is the lessee which is or should be treated as a finance lease under GAAP (and includes any hire purchase contract or other arrangement which is similarly treated);
“Financial Quarter” means each period of approximately three (3) months commencing on the day after a Financial Quarter Day and ending on the next following Financial Quarter Day;
“Financial Quarter Day” means 31 March, 30 June, 30 September and 31 December in any year;
“Financial Year” means the annual accounting period of the Group ending on 31 December in each year;
“Fleet Book Value” means, at the end of a Financial Year, the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent financial statements delivered pursuant to Clause 12.1.1;
“Fleet Market Value” means, at the date of calculation, the aggregate of the Market Value of all of the Fleet Vessels as last determined in accordance with the Market Value;
“Fleet Vessels” means the vessels (including, but not limited to, the Vessels) from time to time owned by a member of the Group (each a “Fleet Vessel”);
“Group” means the New Corporate Guarantor and its Related Companies (including, but not limited to, the Borrowers) and “member of the Group” shall be construed accordingly;
“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Interest” means, in respect of any specified Borrowed Money, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Borrowed Money including:
(a) gross interest, commitment fees, discount and acceptance fees and guarantee, fronting and ancillary facility fees payable or incurred on any form of such Borrowed Money;
(b) repayment and prepayment premiums payable or incurred in repaying or prepaying such Borrowed Money; and
(c) the interest element of Finance Leases,
but excluding, in respect of such Borrowed Money, agency and arrangement fees or other up-front fees;
“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of:
(a)	the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Borrowed Money, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalised as principal during such period; and

(b)	net payments in relation to interest rate or currency hedging arrangements in respect of Borrowed Money (after deducting net income in relation to such interest rate or currency hedging arrangements);
“Market Value”, in respect of a Fleet Vessel, means the market value of the relevant Vessel to be conclusively determined on the basis of the average of valuations (which are not more than two months old at the time of the calculation of the Market Value in question) provided by two reputable, independent and first class firm of shipbrokers appointed by the Agent. If the two valuations differ by a margin of over 15% then a third shipbroker shall be appointed by the Agent and the market value shall be the average of the three valuations. All valuations shall be on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and at the expense of the Borrowers.
“Minimum Liquidity” means, at any time in respect of the Group, the minimum amount of Cash and Cash Equivalent Investments being no less than 5% of the Group’s overall Indebtedness (committed and drawn and comprising short term debt, long term debt and long terms leases) to the Lenders and any other banks and financial institutions;
“Related Company” of a person means Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;
“Shareholders Equity” means, at any time in respect of the Group, the amount of shareholders equity of the Group on a consolidated basis which would be included as shareholders equity in the consolidated balance sheet of the Group in accordance with GAAP drawn up at such time as stated in the most recent Financial Statements;
“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;
“Total Assets” means, at any time in respect of the Group, the amount of total assets of the Group on a consolidated basis which would be included as total assets in a consolidated balance sheet of the Group in accordance with GAAP drawn up at such time as stated in the most recent Financial Statements; and
“Working Capital” means Current Assets less Current Liabilities.
4.8	The following sub-paragraph (f) was included in paragraph 4 Schedule 2, Part I of the Loan Agreement:

“(f)	If applicable, confirmation satisfactory to the Agent that funds in the amount of the next Equity Portion in respect of an Installment are available under the IBG Bond Issue to be received no later than twenty (20) Business days prior to the relevant Drawdown Date.”.
4.9	The following sub-paragraph (c) was included in paragraph 4 Schedule 2, Part III of the Loan Agreement:
“(c)	If applicable, confirmation satisfactory to the Agent that funds in the amount of the next Equity Portion in respect of an Installment are available under the IBG Bond Issue to be received no later than twenty (20) Business days prior to the relevant Drawdown Date.”.
4.10	The following sub-paragraph (g) was included in paragraph 4 Schedule 2, Part I of the Loan Agreement:

“(d) Equity Portion If the funds for the Equity Portion in respect of an Installment are available under the IBG Bond Issue, the Borrowers to deposit with the Agent the Equity Portion in respect of that Installment no less than fifteen (15) Business Days prior to the relevant Drawdown Date or, if the New Corporate Guarantor has sufficient funds freely available to pay the Equity Portion in respect of an Installment without using funds of the IBG Bonds Issue Facility, then the Equity Portion should be deposited with the Agent (20) Business days prior to that drawdown, for remittance to the Builder with the relevant portion of the Loan.”

4.11	Sub-paragraph (e) in paragraph 2 of Schedule 2, Part III of the Loan Agreement was deleted and replaced as follows:

“(d) Equity Portion If the funds for the Equity Portion in respect of an Installment are available under the IBG Bond Issue, the Borrowers to deposit with the Agent the Equity Portion in respect of that Installment no less than fifteen (15) Business Days prior to the relevant Drawdown Date or, if the New Corporate Guarantor has sufficient funds freely available to pay the Equity Portion in respect of an Installment without using funds of the IBG Bonds Issue Facility, then the Equity Portion should be deposited with the Agent (20) Business days prior to that drawdown, for remittance to the Builder with the relevant portion of the Loan.”
4.12	The definition of “GAAP” contained in clause 1.1 of the Loan Agreement was deleted and replaced as follows:

““GAAP” means generally accepted accounting principles in the United States of America.”.

4.13	The definition of “IFRS” was deleted from clause 1.1. of the Loan Agreement.
All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.
5	Confirmation and Undertaking
5.1	Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in this Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement were references to the Loan Agreement as amended and supplemented by this Supplemental Agreement.

5.2	The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in or pursuant to this Supplemental Agreement.
6	Communications, Law and Jurisdiction

The provisions of clauses 18 and 23 of the Loan Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Supplemental Agreement.

Schedule 1
Effective Date Confirmation
To:	GRAND AFFECTION S.A. GRAND AFFINITY S.A. each of The Trust Company Complex, Ajeltake Island, Ajeltake Road Majuro, Marshall Islands M.H. 96960
We, DVB BANK SE, refer to the supplemental agreement dated 14 July 2010 (the “Supplemental Agreement”) relating to a secured loan facility agreement dated 9 July 2010 (the “Loan Agreement”) made between, inter alia, you as Borrowers, the banks listed in it as the Lenders, ourselves as the Agent and ourselves as the Security Agent, in respect of a loan to you from the Lenders of up to forty eight million Dollars ($48,000,000).
We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Supplemental Agreement have been satisfied. In accordance with Clauses 1.1 and 4 of the Supplemental Agreement the Effective Date is the date of this confirmation and the amendments to the Loan Agreement are now effective.
Dated:      2010

Signed:
for and on behalf of
DVB BANK SE

IN WITNESS of which the parties to this Supplemental Agreement have executed this Supplemental Agreement the day and year first before written.

SIGNED and DELIVERED as a DEED by	)
GRAND AFFECTION S.A.	)
acting by Michael Livanos	) /s/ Michael Livanos
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
GRAND AFFINITY S.A.	)
acting by Michael Livanos	) /s/ Michael Livanos
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
DVB BANK SE (as a Lender))
acting by Pinelopi Karamadouki	) /s/ Pinelopi Karamadouki
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
DVB BANK SE (as the Agent))
acting by Pinelopi Karamadouki	) /s/ Pinelopi Karamadouki
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
DVB BANK SE (as the Security Agent))
acting by Pinelopi Karamadouki	) /s/ Pinelopi Karamadouki
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
Norddeutsche Landesbank Girozentrale	)
(as a Lender)	) /s/ Pinelopi Karamadouki
acting by Pinelopi Karamadouki	)
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
EMPORIKI BANK OF GREECE S.A.	)
(as a Lender)	) /s/ Georgios Koutsoudakis
acting by Georgios Koutsoudakis	)
and Chryssa Voulgari	) /s/ Chryssa Voulgari
its duly authorised attorney-in-fact	)
in the presence of: Nigel Bowen-Morris	)

/s/ Nigel Bowen-Morris STEPHENSON HARWOOD ARISTON BUILDING 2 FILELLINON STR. & AKTI MIAOULI PIRAEUS 185 36 GREECE VAT No 998711156 TEL 210 42 95 160